Exhibit (p)(2)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, IVA considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and IVA, owe to Clients;

•	Employees and/or IVA fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	IVA does not provide its Code of Ethics and any amendments to all Employees; and

•	IVA does not retain Employees’ written acknowledgements that they received the code and any amendments.

IVA has established the following guidelines to mitigate these risks.

Exhibit (p)(2)

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, IVA and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) IVA to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting IVA’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, IVA must act in its Clients’ best interests. Neither IVA, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about IVA’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by IVA or its Employees could have severe negative consequences for IVA, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Managing Partner on the matter. Any problems identified during the review will be addressed in ways that reflect IVA’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify an IVA Partner directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No

Exhibit (p)(2)

Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to the Managing Partner. If the Managing Partner determines that the material violation may involve a fraudulent, deceptive or manipulative act, IVA will report its findings to IVA’s Board of Directors and the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Distribution of the Code and Acknowledgement of Receipt

IVA will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with IVA’s policies and procedures described in this Manual, including this Code of Ethics. All Employees must use Compliance11 to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including IVA, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for IVA, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

IVA’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve IVA and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of IVA and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Exhibit (p)(2)

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

IVA’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees (including Partners, officers, members, and managers) have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

IVA requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by IVA or an affiliate (the IVA Mutual Funds are Reportable Securities);

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by IVA or an affiliate.

•	Items that are not considered securities such as commodities and commodity futures

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in IVA’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees may transact for their personal accounts however, non-investment team employees, are only permitted to execute buy transactions on any 12 trading days per year. Whereas, investment team employees, which includes analysts and traders, are only permitted to execute buy transactions on any 4

Exhibit (p)(2)

trading days per year. All employees must have written clearance for all transactions, including IPOs and private placements before completing the transactions. IVA may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Employees must use Compliance11 (ondemand.compliance11.com) to seek pre-clearance. The CCO or Senior Compliance Officer will promptly notify the Employee of approval or denial. On occasion, the CCO may give approval or denial verbally and in such cases a pre-clearance request must be submitted through Compliance11 within 24 hours of notification. Approval to trade is valid from the time such approval is given until the same time on the next business day.

Trading in personal accounts is not permitted for the following securities: (i) securities that are currently being bought or sold for any Client; (ii) securities that are currently under review or consideration by IVA for purchase or sale by a Client; (iii) securities of an issuer that currently has a convertible security outstanding; and (iv) securities held by a client that have not been made public by way of a regulatory filing or published on the company website. In addition, personal trading is prohibited in all securities that are convertible, exchangeable, or exercisable into such security.

Upon receipt of a pre-clearance request, the CCO or Senior Compliance Officer will consult with the portfolio managers to determine whether the transaction involves any security that is subject to these restrictions and, if it does, will issue a denial. Notwithstanding anything to the contrary herein, if an Employee held these securities prior to becoming subject to this policy, the Employee may continue to hold such securities and may sell them with the prior approval of the CCO or Senior Compliance Officer. Exceptions to the general prohibition on trading in the securities of convertibles issuers may be granted upon the written approval of the CCO or Senior Compliance Officer.

Managing Members of the Adviser may be subject to additional trading restrictions adopted by the Adviser’s Board of Directors from time to time.

IVA’s pre-clearance procedures do not apply to transactions in the types of securities which are not deemed Reportable Securities, which are listed above.

If an employee wishes to request an exception to these policies, he or she must obtain the prior written approval of the CCO, Managing Partner and Chairman of the Board. All exceptions granted will be presented to the Board at the next scheduled board meeting.

Reporting

IVA must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted through Compliance11 within 30 days of the end of each calendar quarter. If an Employee did not have any transactions or account openings to report, this should also be indicated through Compliance 11within 30 days of the end of each calendar quarter.

Exhibit (p)(2)

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO through Compliance11 on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st or the last business day of the calendar year; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through Compliance11. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.” If an Employee does not have any holdings and/or accounts to report, this should be indicated in Compliance11 within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•

Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

IVA’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or Senior Compliance Officer will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
•	Personal trading in Securities also held by an IVA Client;
•	Trading opposite of Client trades;
•	Trading ahead of Clients; and
•	Trading that appears to be based on Material Non-Public Information.

The CCO or Senior Compliance Officer will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Exhibit (p)(2)

The Senior Compliance Officer will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.